Exhibit 10.2

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, CA 92649

714/889-2200 – main

714/889-3700 – fax

January 2, 2013

PERSONAL AND CONFIDENTIAL

Mr. Andrew P. Mooney

[Address on File]

Re:     Employment at Quiksilver, Inc.

Dear Andy:

This letter (“Agreement”) will confirm our understanding and agreement regarding your employment with Quiksilver, Inc. (“Quiksilver” or the “Company”), effective on the first business day following the filing of the Company’s Annual Report on Form 10-K in January 2013 (“Commencement Date”). This Agreement completely supersedes and replaces any existing or previous oral or written agreements, term sheets, discussions or negotiations, express or implied, between you and the Company or our representatives (or between you and Korn/Ferry International), regarding the subject matter hereof.

1.	Position; Exclusivity; Board Membership.

(a) The Company hereby agrees to employ you as its Chief Executive Officer and President, reporting only to the Board of Directors of Quiksilver and keeping the Executive Chairman and Board informed. During your employment with Quiksilver, you will devote your full professional and business time, interest, abilities and energies to the Company and will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the Company’s business or welfare, whether alone, as an employee; as a partner; as a member or manager; as a shareholder, officer or director of any other corporation; or as a trustee, fiduciary or in any other similar representative capacity of any other entity, whether for profit or not, without the prior written consent of the Board of Directors; provided only, however, that you may continue in your limited role on the Board of TRC Family Entertainment Limited (“TRC”) until your resignation therefrom becomes effective, but no later than 60 days following the Commencement Date, and that you may remain on the Advisory Board of Outfit7, Inc., a subsidiary of Out Fit 7 Ltd (“Outfit7”), through and including July 5, 2013, at which time your resignation from that Advisory Board shall become effective; provided further, however, that the

Company may require you to resign earlier from TRC or Outfit7 if the Board of Directors reasonably determines that such continued service creates a conflict of interest with Quiksilver or otherwise detracts from the fulfillment of your material duries and responsibilities under this Agreement. Your duties and responsibilities as Chief Executive Officer and President will be those customarily assumed by a chief executive officer and president of a public company, including to lead, supervise and exert full management control over all activities with regard to the day-to-day running of and advancement of the Company, as well as to determine, in collaboration with the Board, the long-term corporate strategy and vision; and to execute upon such strategy. During your employment with Quiksilver, you will at all times be the most senior executive officer of the Company, and all employees of the Company and its subsidiaries, other than the Executive Chairman, will report to you directly or through others.

(b) Subject to the Company meeting the listing requirements of the New York Stock Exchange, the Company will appoint you to the Board of Directors within 30 days of the Commencement Date. The Company will include you as a nominee for election as a director at the next annual meeting of its stockholders. Your service as a member of the Board will be subject to any required stockholder approval. Upon the termination of your employment for any reason (or no reason), you will be deemed to have resigned from the Board (and from any boards of the Company’s subsidiaries or affiliates) voluntarily, without any further required action by you, as of the end of your employment and, at the Board’s request, you will execute any documents necessary to reflect such resignation.

2.	Base Salary. Your starting base salary will be $83,333.33 per month ($1,000,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular payroll dates. Your base salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (but not below the greater of $83,333.33 per month or, if your base salary has been increased, its then-current amount per month) at the Company’s discretion in light of the Company’s performance, your performance, market conditions and other factors deemed relevant by the Company’s Board of Directors or the Compensation Committee of the Board of Directors (“Compensation Committee”). On the Company’s first regular payroll date following the Commencement Date, you will also receive a one-time hire-on bonus of Twenty-Five Thousand Dollars ($25,000.00), less applicable withholdings and deductions.

3.	Annual Bonus. For each fiscal year of employment with the Company (currently ending October 31), you shall be eligible for a bonus award pursuant to the Company’s Incentive Compensation Plan, the specific terms and conditions of such award to be approved by the Board of Directors or the Compensation Committee at the time of the bonus award. Seventy-five percent (75%) of the bonus award (fifty percent (50%) for fiscal year 2013 only) will be based on the Company’s attainment of achieving an Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) target determined by the Compensation Committee. The amount of the bonus award attributable to EBITDA will be increased or decreased by 5% for each full 1% difference in the Company’s attainment of the EBITDA target determined by the Compensation

Committee, provided that no bonus award attributed to EBITDA will be paid if the Company attains an EBITDA that is less than 85% of the target determined by the Compensation Committee. Twenty percent (20%) of the bonus award (fifty percent (50%) for fiscal year 2013 only) will be based on your attainment of personal performance objectives determined by the Compensation Committee in collaboration with you. Five percent (5%) of the bonus award (zero percent (0%) for fiscal year 2013 only) will be determined by the Compensation Committee in its discretion. Your target bonus eligibility for each fiscal year will be equal to 125 percent of your annualized base salary, prorated for that portion of the fiscal year of actual employment (e.g., for fiscal year ending October 31, 2013, for that portion remaining after the Commencement Date). For example, if in fiscal year 2014 the Company’s EBITDA target is exceeded by 2%, and it is determined that you achieved your personal performance objectives and also deserve a 5% discretionary bonus amount, your total bonus would be $1,343,750, calculated as follows: ((75% x $1,250,000) x 1.10% = $1,031,250) + (20% x $1,250,000 = $250,000) + (5% x $1,250,000 = $62,500)). Any payment received in connection with a bonus award shall be paid within thirty (30) days following the date the Company publicly releases its annual audited financial statements, but in no event later than March 15 of the calendar year following the fiscal year for which the bonus is awarded. Any bonus payments shall be less applicable withholdings and deductions.

4.	Vacation. Since Quiksilver does not have a vacation policy for executives of your level, no vacation days are earned or accrued by you.

5.	Health and Disability Insurance. You (and any eligible dependents you select) will be covered by the Company’s group health insurance programs on the same terms and conditions applicable to comparable employees. You will also be covered by the long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverages in its discretion.

6.	Clothing Allowance. You will be provided a clothing allowance of $5,000 per year at the Company’s wholesale prices.

7.	Transportation. During your employment under this Agreement, the Company will provide you with the use of an executive car service for travel between your home in Los Angeles and the Company’s headquarters in Huntington Beach, and for business-related travel in Southern California.

8.	Restricted Stock Units; Stock Options.

(a) The Company believes that equity compensation is an important component of the total compensation package that it offers to its executive officers. Equity compensation awards provide incentives to increase the Company’s long-term stock performance. Accordingly, as part of your compensation, the Compensation Committee will grant you an aggregate of 2,000,000 restricted stock units pursuant to Quiksilver’s amended and restated 2000 Stock Incentive Plan (the “Plan”) as follows: (A) 800,000 restricted stock units pursuant to the Plan (which restricted stock units are being granted to you as of the Commencement Date and are subject to the terms and conditions set forth in a separate Restricted Stock Unit Agreement, the form of which is attached hereto as Exhibit “A”); and (B) an additional 1,200,000 restricted stock units pursuant to the Plan, at the next Compensation Committee meeting following the Company’s 2013 Annual Meeting of Stockholders; provided, however, that if the Plan then limits the number of restricted stock units that may then be awarded to you in that calendar year, the Compensation Committee will award you the maximum amount permitted under the Plan (up to 1,200,000 restricted stock units). With respect to the additional 1,200,000 restricted stock units to be granted, the form of Restricted Stock Unit Agreement to be used for those grant(s) will be substantially similar to the form attached hereto as Exhibit “A,” including as to the substantive vesting terms (it being acknowledged and agreed that Section 8(a) of the Restricted Stock Unit Agreement shall also include your resignation for Good Reason as defined in this Agreement). Your grants are not intended to be exempt from Section 162(m) of the Internal Revenue Code. In the event that the Compensation Committee grants you less than the full 1,200,000 restricted stock units at its meeting next following the Company’s 2013 Annual Meeting of Stockholders, the Company and you will enter into an agreement providing for cash compensation in lieu of receiving the balance of the restricted stock units, which compensation shall otherwise be subject to substantially the same terms and conditions (including vesting requirements) as the initial 800,000 restricted stock units and shall be payable in proportionate installments if and when shares of the Company’s Common Stock are issued to you pursuant to the initial 800,000 restricted stock units. This alternative compensation shall fully compensate you for the shares of Common Stock that you would have received had the Company granted to you all 2,000,000 restricted stock units on the Commencement Date less the number of shares that you actually receive pursuant to the restricted stock units awarded to you pursuant to this Agreement.

(b) You will be eligible to participate in Quiksilver’s Stock Incentive Plan, or any successor equity plan. Except for the restricted stock units granted to you pursuant to Paragraph 8(a), the amount and terms of any restricted stock, stock options, stock appreciation rights or other interests to be granted to you will be determined by the Board of Directors or the Compensation Committee in its discretion and covered in separate agreements. Stock options granted to you after the Commencement Date through the termination of your employment shall provide that if you are terminated by the Company without Cause (as hereinafter defined), as a result of your death or permanent disability, or if you terminate your employment for Good Reason (as hereinafter defined), any such options outstanding will automatically vest in full on an accelerated basis so that the options will immediately prior to such termination become exercisable for all option shares and remain exercisable until the earlier to occur of (i) the first anniversary of such termination, (ii) the end of the option term, or (iii) termination pursuant to other provisions of the applicable option plan or agreement (e.g., a corporate transaction).

9.	Life Insurance. The Company will pay the premium on a term life insurance policy on your life with a company and policy of its choice, and a beneficiary of your choice, in the face amount determined by the Company of not less than $2,000,000. The Company’s obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and it is not required to pay premiums for such a policy in excess of $5,000 annually.

10.	Term and Termination.

(a) The term of this Agreement is from the Commencement Date through and including October 31, 2017, at which time this Agreement (and your employment) shall automatically terminate without any additional notice; provided, however, that subject to the provisions herein, either you or Quiksilver may terminate your employment at will and with or without Cause (as defined below) and/or with or without Good Reason (as defined below) upon written notice at any time for any reason (or no reason); provided further, however, that you agree to provide the Company with thirty (30) days advance written notice of your resignation (during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an officer of the Company authorized to do so by the Board of Directors or the Compensation Committee.

(b) The Company may also terminate your employment immediately, upon written notice, for Cause, which for purposes of this Agreement shall mean (i) your death (in which case written notice of termination of employment is not required), (ii) your permanent disability which renders you unable to perform the essential functions of your position even with reasonable accommodation (for purposes of this Agreement, permanent disability means your absence from your responsibilities with the Company for at least 90 calendar days in any consecutive twelve (12) month period as a result of your mental or physical illness or injury), (iii) willful misconduct, gross neglect or willful malfeasance in the performance of your duties, (iv) conviction of a felony or the entering of a plea of nolo contendre to a felony charge, or a violation of law involving moral turpitude or dishonesty, (v) self-dealing or a violation of the Company’s Code of Ethics for Senior Financial Officers or any policy of the Company that is generally applicable to all employees or all officers, including, but not limited to, the Company’s Code of Business Conduct and Ethics, policies concerning insider trading, conflicts of interest or sexual harassment, (vi) failure to cooperate, if requested by the Board, with any investigation or inquiry into the Company’s business practices, whether internal or external, including, but not limited to, your refusal to be deposed or to provide testimony at any trial or inquiry, (vii) habitual neglect of material duties, responsibilities or obligations under this Agreement or continued refusal to perform such material duties, responsibilities or obligations, provided that such material duties, responsibilities and obligations are not inconsistent with your position and are otherwise lawful, and provided further such neglect or refusal continues after receipt by you of written notice from the Company identifying the duties, responsibilities or obligations not being performed, or (viii) a material breach by you of your obligations under this Agreement; provided, however, that in the case of subclauses (vi), (vii) and (viii), Cause shall not exist if such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by you within 30 days after receipt of written notice thereof from the Company. Any termination for Cause, other than under subclause (i), which is self-executing, shall be effected by a resolution of the majority of the members of the Board then in office, excluding you. Prior to the effectiveness of any such termination for Cause, you shall be afforded an opportunity to meet with the Board (with counsel if you wish, and telephonic or in person, at the option of the Board), upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute the basis for a termination for Cause; provided, however, that the Board may suspend you from your duties hereunder prior to such opportunity, and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a termination for Good Reason. If you utilize such opportunity to be heard, the Board shall reasonably promptly reaffirm that Cause for termination exists, or reinstate you to your position hereunder.

(c) “Good Reason” for you to terminate employment means a voluntary termination as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this Agreement without your consent, (iii) a material diminution of your authority, title or material duties without your consent, (iv) a material breach by the Company of its obligations under this Agreement, (v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the material obligations contained in this Agreement, (vi) someone other than Robert McKnight or you being appointed to, and serving in, the executive officer position of Executive Chairman; provided, however, that neither a vacancy in the position of Executive Chairman nor someone other than Robert McKnight being appointed or elected Chairman of the Board of Directors shall constitute Good Reason, (vii) the failure of the Board of Directors to appoint you to the Board of Directors within 30 days of the Commencement Date or thereafter to nominate you for election as a director, (viii) the failure of the Company’s stockholders to elect or reelect you as a member of the Board of Directors, or (ix) the Company requiring you to be based (other than temporarily) at any office or location that more than doubles your commuting distance from Los Angeles to Huntington Beach as of the Commencement Date (which the parties agree is 45 miles) without your consent. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of termination on account thereof within ninety (90) days following the initial existence of one or more of the conditions described in subclauses (i) through (ix) and, if such event or condition is curable, the Company fails to cure such event or condition within thirty (30) days of such written notice.

(d) If the Company terminates your employment for Cause, or you terminate your employment other than for Good Reason, you (or your estate or beneficiaries in the case of your death) shall receive your base salary, bonuses and other benefits earned and accrued prior to the termination of your employment (including the full amount of any unpaid discretionary bonus that was earned from the preceding fiscal year, if any, at the time annual bonuses are paid to other executives, but in no event later than March 15 of the calendar year following the fiscal year for which the bonus is awarded) and, in the case of a termination for Cause pursuant to subclauses (i) or (ii) only, a pro rata portion of your bonus, if any, as provided in Paragraph 3 for the fiscal year in which such termination occurs, less applicable withholdings and deductions, which shall be payable not later than the date on which such bonuses are paid to other executives of the Company, and neither you nor your estate or beneficiaries (in the case of your death) shall have any further rights to any other compensation or benefits hereunder on or after the termination of your employment.

(e) If (i) Quiksilver elects to terminate your employment without Cause prior to October 31, 2017, (ii) this Agreement automatically terminates on October 31, 2017, and your employment terminates effective the same date for any reason, voluntarily or involuntarily, or (iii) if you terminate your employment with the Company for Good Reason within six (6) months following the initial existence of one or more of the conditions described in subclauses (i) through (ix) of Paragraph 10(c) after having provided the required written notice, the Company will (x) pay the full amount of any unpaid bonus that was earned from the preceding fiscal year, if any, at the time annual bonuses are paid to other executives, but in no event later than March 15 of the calendar year following the fiscal year for which the bonus is awarded, and (y) if your termination of employment pursuant to this Paragraph 10(e) constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), (A) continue to pay your base salary (but not any employment benefits) on its regular payroll dates for a period of twenty-four (24) months, less applicable withholdings and deductions, (B) pay you a pro rata portion of the bonus adopted pursuant to Paragraph 3, if any, for the fiscal year in which such termination occurs, less applicable withholdings and deductions, payable at such time as such bonuses are paid to other executives, and (C) pay you an amount equal to two (2) times the average annual bonus earned by you pursuant to Paragraph 3 during the two (2) most recently completed fiscal years of the Company (provided that if such termination occurs prior to October 31, 2013, the bonus amount used for this purpose for fiscal year 2013 would not be zero, but instead would be pro rata based on the target bonus and the portion of the 2013 fiscal year completed;* provided further that if such termination occurs after October 31, 2013, but prior to October 31, 2014, the bonus amount used for this purpose for fiscal year 2013 would be the actual amount awarded (but annualized) and the amount used for fiscal year 2014 would be pro rata**), payable over a twenty-four (24) month period following termination in equal installments on the Company’s regular

*	Example for termination after six months of employment and prior to October 31, 2013:

• Current year bonus: 6/12 x $1,250,000 = $625,000

• Prior year bonus: $-0-

• Average of last two years of bonus = $312,500

**	Example for termination effective April 30, 2014:

• Current year pro rata bonus: 6/12 x $1,250,000 = $625,000

• Prior year bonus (assuming target met) = $1,250,000 (annualized)

• Average of last two years of bonus = $937,500

payroll dates, less applicable withholdings and deductions. In order for you to be eligible to receive the payments specified in clause (y) of the foregoing provision of this Paragraph 10(e), you must execute a general release of claims in a form reasonably acceptable to the Company (“General Release”), provided, however, that the General Release shall exclude any claims for indemnification, advancement of expenses, or insurance that you may then have pursuant to the Company’s or any subsidiary’s certificate of incorporation or bylaws, any indemnity agreement, or policy of insurance, and it shall not require you to release any vested rights to payments or equity pursuant to award agreements under the Company’s equity incentive plans. The General Release must become effective within fifty-two (52) days following your separation from service or such earlier date as required by the General Release (such deadline, the “Release Deadline”). Subject to Paragraph 10(g) below, any severance payments or benefits or other payments to which you are entitled during such fifty-two (52) day period shall be paid by the Company to you in full arrears without interest on the fifty-third (53rd) day following your separation from service or such later date as is required to avoid the imposition of additional taxes, penalties or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). You shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment. You shall not have a duty to seek substitute employment, and the Company shall not have the right to offset any compensation due you against any compensation or income received by you after the date of such termination.

(f)	(i) In the event that any payment or benefit received or to be received by you from the Company (collectively, the “Payments”) would constitute a parachute payment within the meaning of Section 280G(b)(2)(A) of the Code, then the following limitation shall apply:

The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):

(x) 2.99 times your Average Compensation (as defined below), or

(y) the amount which yields you the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

The present value of the Payments will be measured as of the date of the change in ownership or control and determined in accordance with the provisions of Code Section 280G(d)(4).

(ii) Any determination required under this Paragraph 10(f) shall be made in writing by an independent public accountant selected by the Company (the “Accountants”) and approved by you, which approval shall be timely and not be unreasonably withheld. The determination of the Accountants selected and approved shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Paragraph 10(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 10(f). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph 10(f), as well as any reasonable accounting expenses or any additional taxes that you personally incur as a result of any calculation errors made by the Accountants and/or the Company in connection with the Code Section 4999 excise tax analysis contemplated by this Paragraph 10(f), but only to the extent that such additional taxes and accounting expenses could have been avoided by using the methodology set forth in Paragraph 10(f)(i) above.

(iii) If you receive reduced 280G Payments by reason of this Paragraph 10(f) and it is established pursuant to a final determination of a court, arbitrator or an Internal Revenue Service proceeding that you could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay you the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

(iv) The Company and you agree to cooperate generally and in good faith with respect to (x) the review and determinations to be undertaken by the Accountants as set forth in this Paragraph 10(f) and (y) any audit, claim or other proceeding brought by the Internal Revenue Service or similar state authority to review or contest or otherwise related to the determinations of the Accountants as provided for in this Paragraph 10(f), including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by you of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in this Paragraph 10(f).

(v) The reduction of 280G Payments, if applicable, shall be effected in the following order (unless you, to the extent permitted by Section 409A of the Code, elect another method of reduction by written notice to the Company prior to the Section 280G event): (u) any cash severance payments, (v) any other cash amounts payable to you, (w) any health and welfare or similar benefits valued as parachute payments, (x) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest Section 280G parachute value, (y) acceleration of vesting of any equity award that is not a stock option and (z) acceleration of vesting of any stock options for which the exercise price is less than the fair market value of the underlying stock in such manner as would net you the largest remaining spread value if the options were all exercised as of the Section 280G event.

(vi) Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the change in ownership or control occurred. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Average Compensation.

If the Payments do not constitute a parachute payment, the provisions of this Paragraph 10(f) shall not apply to such Payments,

(g) Notwithstanding the foregoing, to the extent the Company reasonably determines that any payment or benefit under this Agreement is subject to Section 409A of the Code, such payment or benefit shall be made at such times and in such forms as the Company reasonably determines are required to comply with Code Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Code Section 409A, any payments that would constitute deferred compensation subject to Code Section 409A and would otherwise be made during the six-month period following separation of service will be paid in a lump sum on the first business day after the end of the six-month period or upon your death if earlier) and the Treasury Regulations; provided, however, in the case of a termination under Paragraph 10(e)(ii) above, the Company will delay such payments and benefits pursuant to Code Section 409A unless it reasonably determines at the time of termination that Code Section 409A does not require such delay; and provided further, however, that in no event will the Company be required to provide you with any additional payment or benefit in the event that any of your payments or benefits trigger additional income tax under Code Section 409A or in the event that the Company changes the time or form of your payments or benefits in accordance with this paragraph.

11.

Trade Secrets; Confidential and/or Proprietary Information. The Company owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company’s business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the Company’s long-term corporate strategy and vision, potential acquisitions, product development, human capital, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, sales and marketing strategies, sales commission formulae, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of the Company, including, but not limited to, those items specifically mentioned above.

12.	Expense Reimbursement. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company’s benefit on such terms and conditions as shall be generally available to other executives of the Company.

13.	Indemnification. Subject to applicable law, you will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation and/or other written corporate policies applicable to other executives of the Company, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

14.	Compliance With Business Policies. You will be required to observe the Company’s personnel and business policies and procedures as they are in effect from time to time, including Quiksilver’s Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics and Policy Prohibiting Insider Trading. In the event of any conflicts, the terms of this Agreement will control.

15.	Entire Agreement; Counterparts. This Agreement, its addendum, and any trade secrets/confidentiality, insider trading, ethics, stock option, restricted stock, stock appreciation rights, indemnification or other similar agreements the Company may enter into with you contain the entire integrated agreement between us regarding your employment, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and an authorized officer of the Company. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

16.

Mutual Agreement to Arbitrate. To the fullest extent allowed by law, you and Quiksilver mutually agree that any controversy, claim or dispute between you and the Company (and/or any of its subsidiaries, affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement, your employment or the termination of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “Rules”). A copy of the Rules is available from the Company’s Human Resources Department and can also be found on-line at www.jamsadr.com/rules-employment-arbitration. You acknowledge that you have read and reviewed the Rules to the extent you so desired prior to signing this Agreement. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a reasoned, written decision/award, and shall have full authority to award all remedies which would be available in court. The

Company shall pay the arbitrator’s fees and any JAMS administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by this mutual arbitration agreement include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by you or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against you, including (but not limited to) claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. Nevertheless, claims for workers’ compensation benefits or unemployment insurance, those arising under the National Labor Relations Act, and any other claims where mandatory arbitration is prohibited by law, are not covered by this arbitration agreement, and such claims may be presented by either the Company or you to the appropriate court or government agency. The court, not the arbitrator, shall rule on the arbitrator’s jurisdiction, including any objections with respect to the existence, scope or validity of this arbitration agreement. Claims in arbitration shall be filed and maintained only on an individual basis. This means that you must file and maintain claims in arbitration only on behalf of yourself, and Quiksilver must file and maintain claims in arbitration only on behalf of itself. You may not file or maintain any claim in arbitration on behalf of other employees, collectively with other employees, or as a named plaintiff/claimant or member in any purported class, collective, or representative proceeding. The arbitrator may not consolidate more than one party’s claims, and may not otherwise preside over any form of collective, class, or representative arbitration proceeding. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This mutual and bilateral arbitration agreement, which shall be governed by the Federal Arbitration Act, is to be construed as broadly as is permissible under applicable law.

17.	Compliance with Section 409A.

(a) The provisions of this Agreement are intended to be exempt from and to comply with the requirements of Section 409A of the Code, and the regulations and other guidance promulgated thereunder. Accordingly, all provisions herein shall be construed and interpreted to be exempt from and to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations and other guidance promulgated thereunder.

(b) Any payments to which you become entitled under Paragraph 9(c) hereof shall be treated as the right to receive a series of separate payments for purposes of Code Section 409A.

(c) Paragraph 17(a) above shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement, however. The Company shall not be liable to you if any payment or benefit made or provided under this Agreement is determined to result in additional tax, penalty or interest under Code Section 409A, nor for reporting to the Internal Revenue Service or other taxing authority in good faith any payment or benefit made or provided under this Agreement as an amount includible in gross income under Section 409A or as a violation of Section 409A.

(d) With respect to any reimbursement of expenses to which you are entitled under this Agreement, or any provision of in-kind benefits to you as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, solely to the extent that the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

18.	Clawback Compliance. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

19.	Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

Please sign, date and return the enclosed copy of this Agreement to me to acknowledge your agreement with the above. In doing so, you acknowledge that you have had the opportunity to discuss this matter with and obtain advice and legal counsel from your own independent attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

Thank you – and welcome to Quiksilver.

Very truly yours,

Carol E. Scherman Executive Vice President, Global Human Resources

Enclosure

ACKNOWLEDGED AND AGREED:

Dated

EXHIBIT A

F O R M

QUIKSILVER, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Employee Grant)

Participant:

Grant Date:

Number of Restricted

Stock Units Granted:

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of             , 201     (the “Grant Date”) is entered into by and between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and the Participant specified above, pursuant to the Restricted Stock Unit Program under the Quiksilver, Inc. amended and restated 2000 Stock Incentive Plan (the “Plan”). Capitalized terms used herein and not otherwise defined in the attached Appendix or elsewhere herein shall have the meaning assigned to such terms in the Plan.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Participant an aggregate of             stock units (the “Restricted Stock Units”). As used herein, the term “restricted stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock solely for purposes of the Plan and this Agreement.

2. Vesting and Delivery of Shares.

(a) Vesting. Subject to Section 8 below, 100% of the Restricted Stock Units shall vest, and the shares of Common Stock subject to the Restricted Stock Units shall immediately be issued to the Participant, if during any consecutive thirty (30) day period the weighted average per-share trading price of the Corporation’s Common Stock (as reported on the New York Stock Exchange or any other established stock exchange or national market system on which shares of Common Stock are then listed, if not listed on the New York Stock Exchange) equals or exceeds $12.50 (the “Performance Vesting Target”). Notwithstanding the foregoing, in the event the Performance Vesting Target is attained prior to the 12-month anniversary of the Grant Date, the Restricted Stock Units shall become vested, and shares of Common Stock subject to the Restricted Stock Units shall be issued to the Participant, on 12-month anniversary of the Grant Date; provided, however, that if the Participant’s Service is terminated by the Corporation for Misconduct or the Participant voluntarily resigns from Service to the Corporation (or a Parent or

Subsidiary) for any reason other than Retirement, death or Permanent Disability prior to the 12-month anniversary of the Grant Date, the Restricted Stock Units shall be cancelled and forfeited to the Corporation for no consideration.

(b) Acceleration of Vesting Upon Certain Events. Immediately prior to the consummation of a Corporate Transaction or Change in Control pursuant to which the holders of Common Stock become entitled to receive per-share consideration having a value equal to or greater than $9.28 (the “Threshold Price”), 100% of the Restricted Stock Units shall immediately vest, and the shares of Common Stock subject to the Restricted Stock Units shall immediately be issued to the Participant. Upon the consummation of a Corporate Transaction or Change in Control pursuant to which the holders of Common Stock of the Corporation become entitled to receive per-share consideration less than the Threshold Price, the Restricted Stock Units shall only vest, and restrictions shall only lapse, in the sole discretion of the Board. For the avoidance of doubt, in the event of a Corporate Transaction or Change in Control pursuant to which the holders of Common Stock become entitled to receive per-share consideration less than the Threshold Price and the Board does not exercise its discretion to cause the Restricted Stock Units to vest, this Agreement shall terminate and the Restricted Stock Units shall be cancelled and forfeited to the Corporation for no consideration.

(c) The date on which the Performance Vesting Target is attained and the time immediately prior to a Corporate Transaction or Change in Control in which the Threshold Price is attained are each referred to respectively herein as the “Vesting Date.”

3. Termination of Agreement. In the event that, prior to November 1, 2016, neither the Performance Vesting Target is attained nor is a Corporate Transaction or Change in Control consummated in which the Threshold Price is attained, this Agreement shall terminate and the Restricted Stock Units shall be cancelled and forfeited to the Corporation for no consideration.

4. Continuance of Service. Except as provided in Section 8, vesting of the Restricted Stock Units requires continued Service of the Participant from the Grant Date through the applicable Vesting Date as a condition to the vesting of the Restricted Stock Units and the rights and benefits under this Agreement. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation (or any Parent or Subsidiary), interferes in any way with the right of the Corporation (or any Parent or Subsidiary) at any time to terminate such employment or services, or affects the right of the Corporation (or any Parent or Subsidiary) to increase or decrease the Participant’s other compensation or benefits. Nothing in this section, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5. Dividend and Voting Rights. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units unless and until such shares of Common Stock are actually issued to and held of record by the Participant.

6. Restrictions on Transfer. Neither the Restricted Stock Units, nor any interest therein nor amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered (collectively, a “Transfer”), either voluntarily or involuntarily. The Transfer restrictions in the preceding sentence shall not apply to (i) transfers to the Corporation, or (ii) transfers by will or the laws of descent and distribution. After any Restricted Stock Units have vested and shares of Common Stock have been issued with respect thereto, the Participant shall be permitted to Transfer such shares of Common Stock, subject to applicable securities law requirements, the Corporation’s insider trading policies, and other applicable laws and regulations.

7. Stock Certificates. Promptly after the Restricted Stock Units have vested, and all other conditions and restrictions applicable to such Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable Withholding Taxes), the Corporation shall deliver to the Participant a certificate or certificates evidencing the number of shares of Common Stock which are to be issued. The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or Permanent Disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation may deem desirable to assure compliance with all applicable legal and accounting requirements.

8. Effect of Termination of Service; Misconduct.

(a) Termination of Service. Subject to earlier vesting as provided in Section 2 hereof, if the Participant ceases to provide Service to the Corporation (or a Parent or Subsidiary), due to Participant’s resignation for “Good Reason” as defined in Participant’s employment agreement in effect on the Grant Date; the Participant’s death, Permanent Disability, Retirement; or termination of Service by the Corporation other than for Misconduct, then the Participant shall retain a number of Restricted Stock Units equal to the product of (i) the total number of Restricted Stock Units granted hereunder; and (ii) a fraction, the numerator of which is the number of whole months which have passed since the Grant Date and the denominator of which is 45. Such Restricted Stock Units shall remain subject to the vesting and other provisions set forth in this Agreement. All remaining Restricted Stock Units shall be forfeited.

(b) Misconduct/Voluntary Resignation. Subject to earlier vesting as provided in Section 2 hereof, if the Participant’s Service is terminated by the Corporation for Misconduct or the Participant voluntarily resigns from Service to the Corporation (or a Parent or Subsidiary) for any reason other than Retirement, death or Permanent Disability, this Agreement shall terminate and the Participant’s Restricted Stock Units shall be cancelled and forfeited to the Corporation for no consideration: (i) immediately prior to the date the Participant first so engages in Misconduct; or (ii) the date on which the Participant so voluntarily resigns from Service.

9. Adjustments Upon Specified Events. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, Corporate Transaction (not resulting in acceleration of vesting pursuant to Section 2(b)) or other change affecting the outstanding Common Stock as a class, appropriate adjustment shall be made to the number and/or class of securities in effect under this Agreement. Such adjustments to the outstanding Restricted Stock Units are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under this Agreement. The adjustments determined by the Corporation shall be final, binding and conclusive.

10. Taxes.

(a) Tax Withholding. The Corporation (or any Parent or Subsidiary last employing the Participant) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required with respect to Withholding Taxes. Alternatively, the Participant or other person in whom the Restricted Stock Units vest may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under rules established by the Corporation, to have the Corporation withhold and reacquire shares of Common Stock at their Fair Market Value at the time of vesting to satisfy all or part of the statutory minimum Withholding Taxes of the Corporation (or any Parent or Subsidiary) with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Corporation, as the Corporation may impose.

(b) Tax Consequences to Participant. Participant acknowledges that the issuance and the vesting of the Restricted Stock Units may have significant and adverse tax consequences for Participant and that Participant has been advised by the Corporation to review the Questions and Answers on Federal Income Tax Consequences portion of the Corporation’s Stock Plan Summary and Prospectus and to consult Participant’s personal tax advisor regarding the consequences of the issuance and vesting of the Restricted Stock Units to Participant.

11. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Employee such notice shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.

12. Plan. The Restricted Stock Units and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Plan Summary and Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

13. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Without limiting the generality of the foregoing, the provisions of this Agreement supersede any conflicting provisions which may appear in any employment agreement between the parties hereto. The Plan and this Agreement may be amended pursuant to Section 6.3 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

QUIKSILVER, INC., a Delaware corporation

By:

Print Name:
Its:

PARTICIPANT

Signature

Print Name

APPENDIX

The following definitions shall be in effect under the Agreement:

A. “Board” shall mean the Corporation’s Board of Directors.

B. “Change in Control” shall mean a change in ownership or control of the Corporation effected through either of the following transactions.

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C. “Committee” shall mean the Compensation Committee of the Board of Directors.

D. “Common Stock” shall mean the Corporation’s common stock.

E. “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F. “Employee” shall mean any individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

G. “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Stock Market (or the Nasdaq Global Market) on the date in question, as such price is reported by The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is at the time not listed on any established stock exchange, the Fair Market Value shall be determined by the Board in good faith.

H. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definitions shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

I. “Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

J. “Permanent Disability” or “Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is both (i) expected to result in death or determined to be total and permanent by two (2) physicians selected by the Corporation or its insurers and acceptable to the Participant (or the Participant’s legal representative), and (ii) to the extent the Participant is eligible to participate in the Corporation’s long-term disability plan, entitles the Participant to the payment of long-term disability benefits from the Corporation’s long-term disability plan. The process for determining a Permanent Disability in accordance with the foregoing shall be completed no later than the later of (i) the close of the calendar year in which the Participant’s Service terminates by reason of the physical or mental impairment triggering the determination process or (ii) the fifteenth day of the third calendar month following such termination of Service.

K. “Retirement” shall mean that the Participant has terminated Service with the Corporation (or any Parent or Subsidiary) with the intention of not engaging in paid employment for any employer in the future, and the Board of Directors of the Corporation (or its designee) has determined that such termination of Service constitutes Retirement for purposes of this Agreement.

L. “Service” shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee. Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in the capacity of an Employee for the Corporation or any Parent or Subsidiary; or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.

M. “Stock Exchange” shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

N. “Subsidiary” shall mean any corporation (other than the Corporation) in the unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O. “Withholding Taxes” shall mean the federal, state and local income and employment withholding taxes to which the Participant may become subject in connection with the issuance or vesting of Restricted Stock Units or upon the disposition of shares acquired pursuant to this Agreement.